Exhibit 99.1

Marco Community Bancorp, Inc.

1770 San Marco Road

Marco Island, FL 34145

239-259-1446

FOR MORE INFORMATION, CONTACT:

Laura Jennings, Assistant Vice President

Marco Community Bancorp, Inc.

(239) 259-1446

email:ljennings@mcbfl.com

FOR IMMEDIATE RELEASE

MARCO COMMUNITY BANCORP POSTS INCREASED EARNINGS FOR THE TWELVE MONTHS ENDING DECEMBER 31, 2006

Marco Island, Florida - February 26, 2007 — Marco Community Bancorp, Inc. reported net income for the twelve months ending December 31, 2006 was $1,854,000 (unaudited), an increase of 16.7% over the $1,589,000 reported for the same period ending December 31, 2005.

The Company finished year-end 2006 with total consolidated assets of $166,000,000 and loans of $133,035,000.

Shareholder equity as of December 31, 2006 was $22,678,000.

Vice Chairman and Chief Executive Officer Stephen McLaughlin stated, “We continue to be pleased with the overall progress of our banking organization after three full years of operations considering the changes that have taken place in the southwest Florida real estate marketplace.”

Mr. McLaughlin also stated that, on February 20, 2007, the Board of Directors, acting through its Executive Committee, declared a special, one-time, cash dividend in the amount of 12 cents per share to shareholders of record as of March 16, 2007, and with a dividend payment date of April 16, 2007.

Marco Community Bancorp, Inc. and its subsidiary, Marco Community Bank, are headquartered at 1770 San Marco Road, Marco Island, Florida.

Marco Community Bancorp, Inc. stock is currently traded on the OTC Bulletin Board under the stock symbol “MCBN”.